Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Wednesday, May 6, 2015

WP Glimcher Reports First Quarter 2015 Results

COLUMBUS, OH - May 6, 2015 - WP Glimcher (NYSE: WPG), a premier retail real estate investment trust specializing in the ownership, management and development of shopping centers, today reported financial results and operating data for the first quarter ended March 31, 2015.

The Company issued a statement from Mark Ordan, Chairman and Michael P. Glimcher, CEO:

"Our first quarter results demonstrate that even in a turbulent retail market, we can grow net operating income and drive cash flow. Our fully integrated team, solid results and upcoming full retirement of our bridge loan together position us well for the future."

Results for the First Quarter

Same property net operating income (“NOI”) for the first quarter of 2015 increased 0.9% from the first quarter of 2014. Ending occupancy for the properties was 91.9% as of March 31, 2015, compared to 92.3% as of March 31 a year ago. Base rent psf was $21.11 at March 31, 2015, an increase of 1.5% compared to $20.79 at March 31, 2014. The properties acquired in the January 15, 2015 merger with Glimcher Realty Trust (“Glimcher”) are included in both periods reported. These reported metrics exclude the impact of non-core properties. Non-core properties are comprised of seven assets that contribute only 4% of the Company’s total NOI. These properties represent assets that generate positive cash flow, are unencumbered, but the Company has shifted away from traditional leasing strategies.

Funds from Operations ("FFO") were $77.0 million, or $0.36 per diluted share for the quarter ended March 31, 2015 compared to $88.4 million, or $0.47 per diluted share, in the prior year period. Results for the first quarter of 2015 include a total of $24.9 million of costs related to the merger with Glimcher, including amortization associated with the up-front bridge loan fees. When excluding these costs, adjusted FFO per share was $102.0 million, or $0.47 per diluted share for the quarter ended March 31, 2015. Results for the first quarter of 2015 also included approximately $9.7 million of general and administrative expenses for the Company operating as a separate, publicly traded company following its May 2014 separation from Simon Property Group. No such costs were incurred in the first quarter 2014.

Net loss attributable to common shareholders for the first quarter was $12.3 million, or $0.07 per diluted share, compared to net income of $34.4 million, or $0.22 per diluted share, in the prior year period. The additional costs discussed above, as well as increases in depreciation expense from the former Glimcher properties, were the primary drivers of this decrease.

Investment Activity

Acquisitions

On January 15, 2015, Washington Prime Group Inc. acquired Glimcher. The Company is changing its name to WP Glimcher and continues to trade on the New York Stock Exchange under the ticker WPG. Under the terms of the merger agreement, Glimcher shareholders received, for each Glimcher share, $10.40 in cash and 0.1989 of a share in WPG common stock. Additionally, in connection with the closing of the transaction, Simon completed its acquisition of Jersey Gardens in Elizabeth, New Jersey and University Park Village in Fort Worth, Texas, properties previously owned by Glimcher, for an aggregate purchase price of $1.09 billion, including the assumption of existing mortgage debt.

On January 13, 2015, the Company acquired Canyon View Marketplace, a 43,000 square foot shopping center located in Grand Junction, Colorado, for $10.0 million. The sources of funding for the acquisition were cash on hand and the assumption of an existing mortgage of $5.5 million.

Joint Venture Transaction

The Company entered into a definitive agreement providing for a joint venture with O’Connor Capital Partners (“O’Connor”) with respect to the ownership and operation of five of WP Glimcher’s malls, which are valued at approximately $1.625 billion. This pricing implies an approximate 5.25% capitalization rate on in-place net operating income.

O’Connor will have a 49% ownership interest in the joint venture and WP Glimcher will retain a 51% ownership interest. The five malls in the joint venture will be: The Mall at Johnson City in Johnson City, Tennessee; Pearlridge Center in Aiea, Hawaii; Polaris Fashion Place® in Columbus, Ohio; Scottsdale Quarter® in Scottsdale, Arizona; and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) in Leawood, Kansas. WP Glimcher will continue to lease and manage the properties.

In exchange for its interest in the venture, O’Connor will pay 49% of the aggregate value of the properties, less the mortgages secured by such properties, at closing, plus costs spent to date on Phase III development at Scottsdale Quarter, subject to certain adjustments as set forth in the purchase agreement. Prior to the closing of the O’Connor JV, the Company expects to replace the debt on Pearlridge Center and Scottsdale Quarter with $390 million of new nonrecourse, 10-year permanent financing with a rate of approximately 3.5% on both loans. The JV and refinancing transactions are expected to generate net proceeds of approximately $430 million to WP Glimcher after taking into account the assumption of debt and estimated closing costs. The proceeds will be used to repay a portion of the bridge loan that the Company used to finance the acquisition of Glimcher, which had a balance of $941.6 million as of March 31, 2015. Subject to the satisfaction or waiver of certain closing conditions, the transaction is anticipated to close in the second quarter of 2015.

Bond Offering

In March 2015, the Company closed on the sale of $250 million of 3.850% senior notes due in 2020. The proceeds from the offering, net of discount and offering costs, were $248.4 million and were used to repay a portion of outstanding borrowings under the bridge loan.

Series G Redemption

The Company redeemed all of its issued and outstanding 8.125% Series G Cumulative Redeemable Preferred Stock on April 15, 2015. The aggregate amount paid to effect the redemptions of the Series G Shares was approximately $120.3 million and was funded with cash on hand.

Term Loan

Along with the proceeds from the O’Connor joint venture discussed previously, the Company plans to repay the remaining balance of the bridge loan with the proceeds from a new $500 million term loan. The new term loan is fully committed and will mature in March 2020. The term loan will bear interest at LIBOR + 1.15% and is expected to close during the second quarter of 2015.

2015 Guidance

The Company updated its guidance for fiscal 2015, and now expects adjusted FFO (“AFFO”) to be in a range of $1.77 to $1.85 per diluted share, and net income to be within a range of $(0.06) to $0.02 per diluted share.

The following table provides the reconciliation for the expected range of estimated net income available to common shareholders per diluted share to estimated adjusted FFO per diluted share for the year ending December 31, 2015:

	Low	High
	End	End
Estimated net income available to common shareholders per diluted share	$(0.06)	$0.02
Depreciation and amortization including share of unconsolidated entities	1.70	1.70
Estimated FFO per diluted share	$1.64	$1.72
Merger related costs	0.09	0.09
Bridge fee amortization	0.04	0.04

Estimated AFFO	$1.77	$1.85

For the second quarter of 2015, the Company estimates net income per share to be in the range of $0.01 to $0.03 and AFFO per share to be in the range of $0.44 to $0.46. Key second quarter guidance assumptions relate to the closing of the O’Connor joint venture, redemption of the Series G Preferred Shares and repayment of the bridge loan. A reconciliation of the range of estimated net loss per share to estimated AFFO per share for the second quarter of 2015 follows:

	Low	High
	End	End
Estimated net income available to common shareholders per diluted share	$0.01	$0.03
Depreciation and amortization including share of unconsolidated entities	0.42	0.42
Estimated FFO per diluted share	$0.43	$0.45
Bridge fee amortization	0.01	0.01

Estimated AFFO	$0.44	$0.46

Earnings Call and Webcast on May 7

WP Glimcher will host a conference call at 11:00 a.m. ET on Thursday, May 7, 2015, to discuss the financial results for the first quarter 2015 and the other matters discussed in this press release. Live streaming audio of the conference call, with a simultaneous webcast presentation, will be accessible from the investor relations section of the Company’s website at http://investor.wpglimcher.com/.

The call-in number for the conference call is 866.515.2908 (or +1.617.399.5122 for international callers), and the participant passcode is 68419915. A replay of the call will be available on the Company’s website, or by calling

888.286.8010 (or +1.617.801.6888 for international callers), passcode: 66920174, beginning on Thursday, May 7, 2015, at approximately 1:00 p.m. ET through midnight on Thursday, May 21, 2015.

Supplemental Information

For additional details on WP Glimcher’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website at www.wpglimcher.com. This earnings release as well as the supplemental information has also been furnished to the Securities and Exchange Commission (“SEC”) in a Form 8-K.

Non-GAAP Financial Measures

This press release includes FFO and net operating income or NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States ("GAAP"). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and same property NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts, or NAREIT, as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

Net operating income or NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same mall NOI excludes termination income, and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. You should understand that our computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance, are not alternatives to cash flows as a measure of liquidity, and may not be reflective of WPG's operating performance due to changes in WPG's capital structure in connection with the separation and distribution. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance.

For a reconciliation of these measures and other information, please refer to the attached tables.

Regulation Fair Disclosure (“FD”)

The Company routinely posts important information online on the investor relations website, investor.wpglimcher.com. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

This news release contains certain forward-looking statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Washington Prime Group Inc. (the “Company”) believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to: our ability to meet debt service requirements, the availability of financing, adverse effects of our significant level of indebtedness, including decreasing our business flexibility and increasing our interest expense, the impact of restrictive covenants in the agreements that govern our indebtedness, risks relating to the Merger with Glimcher, including the ability to effectively integrate the business with that of Glimcher, changes in our credit rating, changes in market rates of interest, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, including the ability to renew leases or lease new properties on favorable terms, dependency on anchor stores or major tenants and on the level of revenues realized by tenants, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, including our ability to complete certain planned joint venture transactions, intensely competitive market environment in the retail industry, costs of common area maintenance, insurance costs and coverage, dependency on key management personnel, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. These and other risks and uncertainties are discussed under the heading Part I, "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The Company may update that discussion in subsequent Quarterly Reports on Form 10-Q, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About WP Glimcher

WP Glimcher (NYSE: WPG) is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as community centers.  WP Glimcher owns and manages 121 shopping centers totaling more than 68 million square feet diversified by size, geography and tenancy.  WP Glimcher combines a national real estate portfolio with an investment grade balance sheet and plans to leverage its expertise across the entire shopping center sector to increase cash flow through rigorous asset management of existing assets. WP Glimcher is the d/b/a for Washington Prime Group Inc.

Visit WP Glimcher at: www.wpglimcher.com

FOR INFORMATION, CONTACT

INVESTORS:
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@wpglimcher.com
Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@wpglimcher.com

MEDIA:
Karen L. Bailey, VP, Communications & Marketing, 614.887.5847 or karen.bailey@wpglimcher.com

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CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
WP Glimcher
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Minimum rent	$162,704	$106,637
Overage rent	3,263	2,110
Tenant Reimbursements	69,227	47,168
Other	2,528	2,054
Total Revenue	237,722	157,969

Expenses:
Property operating	(41,079)	(26,140)
Real estate taxes	(30,565)	(19,947)
Repairs and maintenance	(9,488)	(7,150)
Advertising and promotion	(2,687)	(1,952)
Total recoverable expenses	(83,819)	(55,189)
Depreciation and amortization	(92,184)	(45,968)
Provision for credit losses	(698)	(786)
General and administrative	(9,700)	—
Merger and transaction costs	(20,810)	—
Ground rent and other costs	(2,748)	(1,119)
Total operating expenses	(209,959)	(103,062)

Operating Income	27,763	54,907

Interest expense, net	(37,122)	(13,917)
Income and other taxes	(445)	(75)
Equity in income of unconsolidated real estate entities, net	216	345
Gain on sale of interest in property	—	242

Net (loss) income	(9,588)	41,502

Net (loss) income attributable to noncontrolling interests	(2,296)	7,110
Less: Preferred share dividends	(4,978)	—
Net (loss) income attributable to common shareholders	$(12,270)	$34,392

(Loss) Earnings Per Share:
Weighted average common shares outstanding - basic	179,575	155,163
Weighted average limited partner units outstanding	34,400	31,575
Weighted average common shares outstanding - diluted	213,975	186,738

(Loss) earnings per share - basic	$(0.07)	$0.22

(Loss) earnings per share - diluted	$(0.07)	$0.22

CONSOLIDATED BALANCE SHEETS
WP Glimcher
(Unaudited, dollars in thousands)

	March 31, 2015	December 31, 2014

Assets:
Investment properties at cost	$8,378,533	$5,292,665
Less: accumulated depreciation	2,172,119	2,113,929
	6,206,414	3,178,736

Cash and cash equivalents	255,616	108,768
Tenant accounts receivable and accrued revenue, net	72,256	69,616
Investment in unconsolidated subsidiaries, at equity	15,949	—
Deferred costs and other assets	479,629	170,883
Total assets	$7,029,864	$3,528,003

Liabilities:
Mortgage notes payable	$2,757,416	$1,435,114
Bonds payable	249,930	—
Unsecured term loan	500,000	500,000
Revolving credit facility	413,750	413,750
Bridge loan	941,570	—
Series G cumulative redeemable preferred stock	117,500	—
Distribution payable	5,750	—
Accounts payable, accrued expenses, intangibles, and deferred revenues	345,049	194,014
Cash distributions and losses in partnerships and joint ventures, at equity	15,344	15,298
Other liabilities	14,653	11,786
Total Liabilities	5,360,962	2,569,962

Redeemable noncontrolling interests	6,145	—

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	—
Series I cumulative redeemable preferred stock	98,325	—
Common stock	19	16
Capital in excess of par value	1,215,096	720,921
Retained earnings	13,383	68,114
Accumulated other comprehensive loss	(340)	—
Total stockholders' equity	1,430,734	789,051
Noncontrolling interests	232,023	168,990
Total equity	1,662,757	958,041
Total liabilities, redeemable noncontrolling interest and equity	$7,029,864	$3,528,003

CALCULATION OF FUNDS FROM OPERATIONS
(INCLUDING PRO-RATA SHARE OF JOINT VENTURES)
WP Glimcher
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Funds from Operations ("FFO"):
Net (loss) income	$(9,588)	$41,502
Less: Preferred dividends and distributions on preferred operating partnership units	(5,028)	—
Real estate depreciation and amortization, including joint venture impact	91,682	47,134
Noncontrolling interest portion of depreciation and amortization	(33)	—
Gain on sale of interest in property	—	(242)
Net income attributable to noncontrolling interest holders in properties	3	—
FFO	$77,036	$88,394

Adjusted FFO:
FFO	$77,036	$88,394
Add back: Glimcher merger and transaction costs	20,810	—
Add back: Bridge loan fee amortization	4,120	—
Adjusted FFO	$101,966	$88,394

Weighted average common shares outstanding - diluted (1)	213,975	186,738

FFO per diluted share	$0.36	$0.47
Total adjustments	0.11	—
Adjusted FFO per diluted share	$0.47	$0.47

(1) FFO per share in 2015 has been calculated using 215,044 common shares, which includes common stock equivalents.

NET OPERATING INCOME GROWTH FOR COMPARABLE CORE PROPERTIES
(INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES)
WP Glimcher
(Unaudited, dollars in thousands)

	Three Months Ended March 31,
	2015	2014	Variance $	Variance %

Comparable Core Property Net Operating Income (Comp NOI)
Revenue:
Minimum rent	$153,890	$152,740	$1,150	0.8%
Overage rent	2,977	2,823	154	5.5%
Tenant reimbursements	69,851	68,916	935	1.4%
Other	5,887	5,870	17	0.3%
Total revenue	232,605	230,349	2,256	1.0%

Expenses:
Recoverable	(80,595)	(79,666)	(929)	1.2%
Property operating	(1,654)	(1,678)	24	-1.4%
Ground rent	(1,982)	(1,954)	(28)	1.4%
Total operating expenses	(84,231)	(83,298)	(933)	1.1%

Comp NOI - Excluding non core properties	$148,374	$147,051	$1,323	0.9%

Comp NOI - Malls	$115,291	$115,161	$130	0.1%
Comp NOI - Community centers	$33,083	$31,890	$1,193	3.7%

Net (loss) income	$(9,588)	$41,502	$(51,090)
Income and other taxes	445	75	370
Interest expense	37,122	13,917	23,205
Gain on sale of interest in property	—	(242)	242
Income from unconsolidated entities	(216)	(345)	129
Straightline rents	(1,728)	(149)	(1,579)
Fair value rent amortization	(4,638)	(244)	(4,394)
Management fee allocation	5,217	3,501	1,716
Termination income and outparcel sales	(507)	(1,018)	511
Other adjustments for comp	468	216	252
General and administrative	9,700	—	9,700
Merger and transaction costs	20,810	—	20,810
Depreciation and amortization	92,184	45,968	46,216
NOI of consolidated properties	$149,269	$103,181	$46,088

NOI of unconsolidated properties	2,300	10,437	(8,137)
Adjustments for comp (SL & management fee allocation)	152	211	(59)
Less: partner share on comp NOI	(2,380)	(2,499)	119
NOI from sold properties	67	39	28
Total NOI of our portfolio	$149,408	$111,369	$38,039

Less: NOI from non-comparable properties (1)	(2,524)	(589)	(1,935)
Add: Glimcher properties prior to merger (1)	7,843	43,499	(35,656)
Less: NOI from non-core properties (2)	(6,353)	(7,228)	875
Comparable NOI	$148,374	$147,051	$1,323
Comparable NOI percentage change - core properties			0.9%

(1) NOI excluded from comparable property NOI relates to properties not owned and operating in all periods reported. The assets acquired as part of the Glimcher merger are included in Comp NOI.
(2) Seven non-core mall properties.